EXHIBIT 99.1

Press Release

Release Date: May 13, 2015	Contact:	Thomas A. Vento -
At 6:00 p.m. EST		President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. PRESIDENT AND CHIEF EXECUTIVE OFFICER THOMAS A.
VENTO ANNOUNCES RETIREMENT; BOARD OF DIRECTORS NAMES JOSEPH R. CORRATO AS
SUCCESSOR

Philadelphia, Pennsylvania (May 13, 2015) - Thomas A. Vento, Chairman, President and Chief Executive Officer of Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP), announced today that he would retire as the Company's and Prudential Savings Bank's (the "Bank"), the Company's wholly owned subsidiary, President effective July 1, 2015 and as Chief Executive Officer effective September 30, 2015. In connection with Mr. Vento's announcement, the Company's Board of Directors named Joseph R. Corrato as President and Chief Executive Officer of the Company and the Bank effective July 1, 2015 and October 1, 2015, respectively. Mr. Corrato has been the Executive Vice President and Chief Financial Officer of the Company since 2004 and the Bank since 1997.  Mr. Vento will continue to serve as the Chairman of the Board of the Company and the Bank.

"I am most fortunate for the opportunities that have been presented to me throughout my career," said Mr. Vento. "It has been one of my greatest pleasures to watch Prudential develop and grow as a part of this community and to be an integral part of the process. Although I have enjoyed meeting the challenges that have faced our industry and developing the strong bonds and relationships amongst my colleagues, it is the daily interaction with the Bank's employees I will miss most," he added.

Mr. Francis V. Mulcahy, Chairman of the Compensation Committee, stated "We want to thank Tom for more than 50 years of dedicated service to the Bank. His leadership has successfully guided the Bank through the many challenges that the banking industry has faced, especially in recent periods. Tom's legacy is in part the strong management he has developed who will be able to continue his work." Jerome R. Balka, Esq., the longest serving outside director of the Company, added, "Tom's dedication to the Bank has served it well for so many years.  He should be very proud of what he has achieved. We look forward to his continued leadership as Chairman."

Mr. Vento's successor, Joseph R. Corrato, joined the Bank in 1978 and served in a number of capacities at the Bank, including Treasurer and Controller, before being appointed Executive Vice President and Chief Financial Officer in 1997.

"I am proud of the strong management team that we have developed, and Joe Corrato has the financial acumen, vision and leadership to enhance shareholder value through the development and implementation of a solid business plan," added Mr. Vento.

Mr. Corrato expressed appreciation to the Board of Directors for their support and stated "our philosophy of providing excellent customer service, contributing as a corporate leader to the communities we serve and remaining a strong locally-focused community bank will not change".  He added, "I also want to express my deep appreciation to Tom Vento for his devoted service to the Company for so many years and wish him every happiness and good health in his well-earned retirement".

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, four of which are in Philadelphia, one is in Drexel Hill, Delaware County, Pennsylvania and the remaining branch is located in Chalfont, Bucks County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.